Exhibit 10.4

Note: Material has been omitted from this Managed Care Services Agreement pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

MANAGED CARE SERVICES AGREEMENT

This Managed Care Services Agreement (this “Agreement”) is made and entered into as of the 6th day of August, 2014 (the “Effective Date”), by and between Guarantee Insurance Company, a Florida corporation (“GIC”), and Patriot Care Management, Inc., f/k/a Managed Care Risk Services, Inc., a Delaware corporation (“PCM”).

STATEMENT OF PURPOSE

WHEREAS, GIC and PCM entered into that certain Managed Care Services Agreement dated as of June 24, 2011 (“Original Agreement”) pursuant to which GIC agreed to, among other things, utilize certain services of PCM for the term specified therein;

WHEREAS, GIC is a licensed property and casualty insurer that writes workers’ compensation and employers’ liability insurance policies (the “Policies”);

WHEREAS, Managed Care Risk Services, Inc. has changed its name to Patriot Care Management, Inc.;

WHEREAS, PCM is a managed care company that provides various managed care services to its clients and its clients’ insureds;

WHEREAS, PCM desires to provide certain managed care services in connection with claims arising out of the Policies;

WHEREAS, GIC and PCM desire to amend and restate the Original Agreement by extending its term for an additional three years; and

WHEREAS, GIC desires to continue to purchase such services from PCM.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Term and Termination. The initial term of this Agreement (the “Initial Term”) shall be an eight (8) year period, beginning on the Effective Date. Except as set forth below, throughout the Term, neither party shall be allowed or entitled to terminate this Agreement unless: (i) the other party materially breaches its obligations hereunder and (ii) such material breach is not cured by the breaching party within forty-five (45) days of the breaching party’s receipt of written notice from the non-breaching party that fully describes such material breach, provided, however, that in the event that it is not feasible for the breaching party to cure any such material breach within a forty-five (45) day period of its receipt of the written notice of such material breach, the breaching party will be allowed a reasonable time within which it may cure such material breach, such additional period not to exceed thirty (30) days. For the avoidance of doubt, GIC acknowledges and agrees that any third party to whom PCM assigns this Agreement in accordance with the terms and conditions of Section 10.1 of this Agreement shall be entitled to exercise any and all rights of PCM as set forth in this Agreement including, but not limited to, any and all rights of PCM as set forth in this Section 1 of this Agreement.

2. Services; Exclusive Services and Non-Exclusive Services.

2.1 PCM shall provide managed care services (“Services”) to, and on behalf of, GIC and its subsidiaries and/or GIC’s customers (“Customers”) in accordance with the terms and conditions set forth in Exhibit A and Exhibit B, which are attached hereto and incorporated by reference herein.

2.2 GIC agrees that throughout the Term PCM shall be the sole and exclusive provider of all Services set forth in Exhibit A (“Exclusive Services”) for all claims that arise out of the Policies on behalf of GIC, its subsidiaries and/or the Customers. PCM shall provide GIC, its subsidiaries and/or Customers with the Services set forth in Exhibit B (“Non-Exclusive Services”) to the extent necessary and/or appropriate as GIC determines, in its sole discretion.

3. Fees for Services. GIC shall pay fees to PCM for the Services provided by PCM to and/or on behalf of GIC, its subsidiaries and affiliates and/or Customers in the amounts and subject to the terms and conditions set forth in Exhibit A and Exhibit B.

4. Billing and Payment.

4.1 Billing for Exclusive Services. PCM shall prepare and deliver details related to the fees owed by GIC to PCM with regard to: (i) Medical Bill Review Services through the daily EDI files that PCM sends to GIC, (ii) Nurse Case Management through the Case Management monthly upload.

4.2 Billing for Non-Exclusive Services. PCM shall prepare and deliver to GIC an invoice, or invoices, itemizing the Non-Exclusive Services provided by PCM to GIC on a fee for service basis. Unless PCM is otherwise notified by GIC in writing, all billings and invoices for Non-Exclusive Services shall be sent to GIC at: 401 E. Las Olas Blvd., Ste 1650, Fort Lauderdale, FL 33301.

4.3 Payment for Services.

(i) Payments to PCM may either be delivered via mail to PCM at: 200 E. Broward Blvd., Suite 1300, Fort Lauderdale, Florida 33308 or payments may be wired to PCM via the following banking instructions: BANK: Bank of America ABA#: 026009593, Account #: [*]1, Account of: Managed Care Risk Services, Inc. (f/k/a Patriot Insurance Management Company) or pursuant to such other wire instructions as may be delivered in writing to GIC by PCM.

[1]	Material has been omitted from this Managed Care Services Agreement pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

(ii) GIC shall make all payments in respect of Medical Bill Review Services provided by PCM to GIC within three (3) business days. All other payments to be made by GIC hereunder shall be made within fifteen (15) calendar days from the date of PCM’s invoice or receipt of the Nurse Case Management monthly upload.

(iii) Except as provided in Section 4.4, GIC shall notify PCM in writing of any alleged billing or invoice discrepancy (overbilling or underbilling) as soon as feasible but in no event later than sixty (60) days after the date of the invoice to which the alleged discrepancy relates or the date on which the daily or monthly EDI file is received, as applicable; provided, however, that GIC shall pay any and all undisputed amount(s) or portion(s) of any payment owed to PCM within the period specified in this Section 4 of this Agreement.

4.4 Audit Rights. For a period of 90 days following the end of each calendar year, GIC or its designee(s) may, upon not less than ten (10) business days’ written notice to PCM, examine the books and records of PCM related to the payments made to PCM in respect of the Services performed during the prior calendar year only (an “Audit”). Following (i) any Audit or (ii) such 90 day period if no Audit is performed, all payments for Services made in the applicable calendar year shall be deemed correct and shall be conclusive and incontestable, absent fraud or intentional misconduct. PCM shall cooperate with any such Audit and shall provide all books, records, data and other documentation reasonably requested by GIC in connection with the Audit. Any such Audit shall be conducted during normal business hours at PCM’s place of business unless otherwise agreed by the parties hereto. In the event that during the course of the Audit GIC discovers any billing or invoice discrepancies (either overbilling or underbilling), the amount of any such undisputed discrepancies shall be paid or refunded to the party entitled thereto as promptly as practicable thereafter.

5. Representations and Warranties.

5.1 GIC hereby represents and warrants to PCM that: (i) GIC’s execution of this Agreement does not require the consent or approval of any third party, including any government or regulatory authority and shall not create or cause any conflict with regard to any obligation that GIC has or may have to any third party (a “Conflict”), (ii) no provision of this Agreement creates or causes, nor shall create or cause, any Conflict.

5.2 Each party warrants and represents to the other party that (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the individuals whose signatures appear below are duly authorized to execute and deliver this Agreement, (iii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action, (iv) this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding of equity or at law), and (v) at all times during the Term, it shall have and maintain any and all applicable, pertinent licenses, as required by law, to perform its respective obligations under this Agreement.

6. Confidential and Proprietary Information. Each party’s confidential information, including, but not limited to: the forms; methods; systems; procedures; trade secrets; client names, pricing and other related information; technical data and controls; software; and intellectual property that each party utilizes in the course of their respective businesses and in connection with the performance of their respective obligations pursuant to this Agreement, regardless of whether such information is in written, oral or electronic form or whether delivered to the other party on, prior to, or after the Effective Date (“Confidential and Proprietary Information”) is to remain the property of each such party and is not, at any time, to be utilized, distributed, copied or otherwise utilized or acquired by the other party. Each party agrees not to disclose, communicate or divulge the other party’s Confidential and Proprietary Information to any person or entity, or to use the other party’s Confidential and Proprietary Information for the direct or indirect benefit of any person or entity, except to its own employees and agents as necessary to carry out its obligations under this Agreement or as otherwise required by law. Each party covenants and agrees that its employees and agents will abide by this Agreement and will act (by instruction, agreement or otherwise) to satisfy the obligations with respect to confidentiality. Upon termination of the Agreement, each party shall return to the other party all materials comprising the other party’s Confidential and Proprietary Information in such party’s possession. The term “Confidential and Proprietary Information” does not include any information which (i) is publicly available as of the Effective Date, (ii) becomes generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the receiving party or its employees or agents), or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party.

7. Indemnification. Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party hereto and its officers, directors, employees, managers, agents, stockholders (each, an “Indemnified Party”) from and against any and all losses (including lost revenue), damages, injuries, causes of action, claims, liabilities, demands and expenses (including reasonable legal fees, costs and expenses, judgments, fines, excise taxes or penalties and amounts paid in settlement) (collectively, the “Losses”), arising out of, resulting from, or related to any act, omission, or default in the performance of obligations of the parties pursuant to this Agreement, but, except in the case of a breach of Section 2.2, Section 5, or Section 8 hereof, only to the extent that the Indemnified Party incurs Losses that the Indemnified Party would not have incurred but for the Indemnifying Party’s act, omission, or default in the performance of its obligations pursuant to this Agreement. The parties reserve the right to defend themselves and to retain legal counsel, at their own cost, at any time in connection with any claim or cause of action referenced in this Section 7 of this Agreement and, if either party decides to defend itself, the other party is relieved from its obligation to defend and to pay for the defense of the party that has decided to defend itself.

8. Non-Solicitation, Non-Compete and Injunctive Relief.

8.1 Non-Solicitation of Employees. During the Term and for a period one (1) year thereafter, neither party shall: (i) directly or indirectly induce or attempt to induce any employee to leave the employ of the other party, or in any way interfere with the relationship between the other party and any of its employees, or (ii) hire, employ or retain as an independent contractor any employee or independent contractor of the other party and/or any individual that was within the previous six (6) months employed, or retained as an independent contractor, by the other party.

8.2 Non-Compete. During the Term and for a period of one (1) year thereafter:

(i) neither GIC nor any entity that is controlled by GIC, shall directly, or indirectly, conduct or be involved (whether as an employee, consultant, agent, holder of an equity interest or otherwise) in the PCM Business in the United States of America and its territories. For purposes hereof, “PCM Business” means the business of providing medical managed care services, including, but not limited to, nurse case management, medical cost containment services, medical bill review, medical peer review and independent medical examinations, to clients and other third parties, including, but not limited to, workers’ compensation insurance companies, reinsurers and segregated portfolio captives. For the absence of doubt “PCM Business” shall not include providing insurance or acting as an agent or managing general agent for a provider of insurance or providing any insurance services, other than medical managed care services, that require licensure from any state regulatory agencies.

(ii) neither PCM nor any entity that is controlled by PCM, shall directly, or indirectly, conduct or be involved (whether as an employee, consultant, agent, holder of an equity interest or otherwise) in the GIC Business in the United States of America and its territories. For purposes hereof, “GIC Business” means the business of providing workers compensation and employers liability insurance (“Insurance”), underwriting Insurance, adjusting and otherwise resolving claims arising under Insurance policies, providing non-medical cost containment services for Insurance policyholders.

8.3 Injunctive Relief. Each party agrees that if the other party is in breach of the terms of Section 8.1 or Section 8.2 of this Agreement, such breach may have a serious impact on the non-breaching party and may, therefore, result in immediate and irreparable injury, loss, or damage to the non-breaching party. The parties agree that in such event, in addition to the non-breaching party’s right to recover damages for a breach of Section 8.1 or Section 8.2 of this Agreement, including all costs and related legal fees for enforcing its rights hereunder, the non-breaching party may be entitled to seek injunctive relief from a court of competent jurisdiction.

9. Independent Contractor. Each party is at all times acting and performing as an independent contractor of the other party pursuant to this Agreement. No work, act, commission, or omission by or of either party, or such party’s employees, agents, or servants, pursuant to the terms and conditions of this Agreement shall be construed to make or render either party (including its employees, agents, or servants), the employees, agents, or servants of or joint venturer with the other party.

10. Miscellaneous.

10.1 Amendments and Assignment. This Agreement may only be amended by a written agreement executed by a duly authorized representative of each of the parties. Except as contemplated by the parties in accordance with the terms and conditions of this Agreement, neither Party may assign its rights or delegate its responsibilities under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld conditioned or delayed, provided, however, that in no event shall an assigning party be required to obtain consent from the other party in the event of an assignment of the Agreement in connection with a sale or other disposition (whether in one or more transactions) of all or substantially all of the assets of such assigning party (a “Sale Transaction”), and provided, further, however, that as a condition to any such Sale Transaction this Agreement must be assigned to and assumed by the person(s) or entity(ies) that is acquiring the majority of the assets of such assigning party.

10.2 Third Party Rights. Except as expressly provided herein, this Agreement is not intended and shall not be construed to create any rights for any third party.

10.3 Force Majeure. Neither party shall be liable nor deemed to be in default of its obligations hereunder for any delay or failure in performance under the Agreement or other interruption of service resulting, directly or indirectly, from acts of God, civil or military authority, act of the public enemy, war, accidents, natural disasters or catastrophes, strikes, or other work stoppages or any other cause beyond the reasonable control of the party affected thereby. However, each party shall utilize its best good faith efforts to perform such obligations to the extent of its ability to do so in the event of any such occurrence or circumstances.

10.4 Governing Law. The validity, interpretation, and performance of this Agreement shall be governed solely by, construed and exclusively enforced in accordance with, the law of the State of Florida, without regard to conflict of laws.

10.5 Attorneys’ Fees. In the event that either party pursues legal action to recover any amounts due and payable under this Agreement, the non-prevailing party shall be liable for the reasonable attorneys’ fees incurred by the prevailing party.

10.6 Entire Agreement; Severability; Effect of Laws; Successors and Assigns; Recitals. This Agreement, together with any exhibit incorporated by reference herein and/or attached hereto, contains a full and complete expression of the rights and obligations of the parties with regard to the subject matter hereof and supersedes any and all other agreements, written or oral, made by the parties, with regard to the subject matter hereof. If any provision of this Agreement is held by a court or arbitration panel of competent jurisdiction to be unlawful, the remaining provisions of this Agreement shall remain in full force and effect to the extent that the parties’ intent can be lawfully enforced. If any law or regulation governs the parties’ conduct in connection with Services provided by PCM to GIC, pursuant to this Agreement or otherwise, and/or such law or regulation supersedes, or invalidates or voids any terms and conditions of this Agreement, any remaining terms and conditions shall remain in full force and effect. The provisions of this Agreement shall be binding on the parties and their successors and permitted assigns. The recitals form an integral part hereof as if herein again recited.

10.7 Exhibits and Terms and Conditions of Service. Any exhibit referenced herein and/or attached hereto are incorporated herein as though set forth in full. If any provision of this Agreement conflicts with a provision of any such exhibit, this Agreement shall control with respect to such conflict.

10.8 Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and both of which, taken together, shall constitute one Agreement. A signature delivered by facsimile or electronic copy of a party’s signature printed by a receiving facsimile machine or printer shall be considered an original signature.

10.9 Notices. All notices, demands, payments, or other communications required or permitted hereunder shall be delivered or mailed to the parties at the addresses set forth below or at such other place as the party shall designate in writing. If to PCM: Robert A. Millerick, Vice President & General Counsel, 300 Crown Colony Drive, Suite 203, Quincy, MA 02169. If to GIC: 401 E. Las Olas Blvd., Ste 1650, Fort Lauderdale, FL 33301, Attn: President.

(Remainder of page intentionally left blank; Signature page follows.)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

GUARANTEE INSURANCE COMPANY	PATRIOT CARE MANAGEMENT, INC.

By: /s/ Charles K. Schuver	By: /s/ Timothy Ermatinger
Print Name: Charles K. Schuver	Print Name: Timothy Ermatinger
Title: President and Chief Operating Officer	Title: President

EXHIBIT A

EXCLUSIVE SERVICES AND FEES FOR EXCLUSIVE SERVICES

1. EXCLUSIVE SERVICES - PCM shall provide Exclusive Services to, and on behalf of, GIC and/or Customers in accordance with the following terms and conditions:

A. Loss Reporting: The toll free intake number shall be available twenty-four (24) hours per day, seven (7) days per week for this purpose. This shall include completion of policyholder’s First Report of Occupational Injury or Illness pursuant to state law within twenty-four (24) hours of notice of a complete claim reported through the toll free intake number.

B. Medical Bill Review/PPO Network Access Services: Medical Bill Review Services shall consist of PCM analyzing healthcare provider billings for coding error, duplication and fraud in addition to re-pricing billed charges to the lesser of (i) charges pursuant to the applicable state-mandated workers’ compensation fee schedule; (ii) in non-fee schedule states, the usual and customary charges, as determined by PCM or an independent contractor vendor; (iii) charges taking into account discounts achieved through case management negotiations; or (iv) the healthcare provider contract charges. PPO Network Access Service includes access to a national PPO network of healthcare providers including, but not limited to, facilities, pharmacies, diagnostic, DME providers, and other such services.

C. Catastrophic Case Management Services: PCM shall provide immediate and on-going assessment of an injured worker’s condition, prognosis, and treatment recommendations when the illness and/or injury is serious, life-changing or potentially life-threatening. A catastrophic claim designation will be assigned immediately to Case Management Services if any of the following identifiers are present in the first report of injury filed with GIC:

•	Extensive 2nd or 3rd degree burns

•	Paralysis

•	Head injury requiring hospitalization

•	Multiple/major extremity amputations (surgical intervention/complications)

•	Multiple trauma/compound fractures requiring hospitalization

•	Spinal cord injury

•	Hospitalization in excess of 5 days

•	Loss of or loss of function of vital organ

•	Loss of sight or hearing

•	Toxic exposure

•	Back Surgery

•	Multiple Injuries

•	Motor Vehicle Accident with multiple injuries

•	Any airlift

•	Any fall which results in acute symptoms and hospital stay

•	Assault and battery on the job which results in injuries and transport to the ER

•	hyperthermia/hypothermia

•	Near drowning

•	Severe injury caused by a piece of equipment

•	Significant skin exposure caused by a chemical.

•	A bite caused by a toxic insect or animal

•	Anaphylaxis caused by a chemical product or a bite.

•	Total reserves in excess of $100,000 as established by the GIC claims adjuster.

PCM may utilize Catastrophic Cases Management Services concurrently with Telephonic Case Management Services as such are described below.

D. Case Management Services: PCM shall provide, in accordance with the terms of the applicable state’s Workers’ Compensation Act, administration of clinical and administrative management of compensable claims that involve inpatient, ambulatory and ancillary healthcare services and supplies provided for an injured worker from a healthcare provider(s). Case Management Services will be assigned and directed at the sole discretion and expense of PCM. PCM may utilize Case Management Services concurrently with Telephonic Case Management Services as such are described below.

E. Telephonic Case Management Services: PCM shall provide ongoing administration of clinical and administrative management of compensable claims in accordance with the terms of the applicable state’s Workers’ Compensation Act. Telephonic Case Management Services will be initiated upon receipt of the first report of injury.

F. Independent Medical Examination (“IME”): After receiving a claim, PCM will assign the injured employee to an occupational physician to examine and provide recommendations for the appropriate specialist to conduct an IME. The IME will be conducted to identify an appropriate and objective disability, rehabilitation, or care assessment.

G. Peer Review: This shall include peer-to-peer intervention for any treatment, diagnostic testing and/or hospitalization deemed inappropriate through utilization review.

2. FEES FOR EXCLUSIVE SERVICES - GIC shall pay fees to PCM for Exclusive Services provided by PCM to GIC and/or on behalf of GIC and/or Customers in accordance with the following terms and conditions:

A.	Loss Reporting: [*][2]

[2]	Material has been omitted from this Managed Care Services Agreement pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

B.	Medical Bill Review/PPO Network Access Services:

•	[*][3] percent ([*])[3] of all Savings (as hereinafter defined).

•	Savings shall mean the difference between the amount of billed healthcare provider charges and the lowest of the following charges:

(a)	in workers’ compensation fee schedule states, charges for compensable services pursuant to the applicable state-mandated fee schedule; or

(b)	in non-fee schedule states, usual and customary charges for compensable services, as reasonably determined by PCM or an independent contractor vendor; or

(c)	charges for compensable services taking into account discounts achieved through either negotiations; or

(d)	the healthcare provider contract charges.

C.	Catastrophic Case Management Services: [*][3] Monthly flat rate for 1st and 2nd Month; [*][3] Monthly flat rate for 3rd Month and every month thereafter.

D.	Case Management Services: [*][3] Monthly flat rate.

E.	Telephonic Case Management Services:

•	[*][3] monthly flat rate for 1st and 2nd Month;

•	[*][3] Monthly flat rate for 3rd Month and every month thereafter. Also, files re-opened after the 61st day of receipt of claim will be billed at this rate.

F.	Independent Medical Examination (“IME”): [*][3] per IME flat fee.

G.	Peer Review: The following fee schedule reflects the flat fee pricing that GIC shall pay PCM for each Peer Review provided by PCM to GIC.

Specialty	1-50 pages of Medicals		51-100 pages of Medicals		101+ pages of Medicals
Orthopedist	[	*][3]	[	*][3]	[	*][3]
Neurologist	[	*]	[	*]	[	*]
Neurosurgeon	[	*]	[	*]	[	*]
Pain Management	[	*]	[	*]	[	*]
PM&R	[	*]	[	*]	[	*]

[3]	Material has been omitted from this Managed Care Services Agreement pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

EXHIBIT B

NON-EXCLUSIVE SERVICES AND FEES FOR NON-EXCLUSIVE SERVICES

1. NON-EXCLUSIVE SERVICES—PCM shall provide Non-Exclusive Services to, and on behalf of, GIC and/or Customers in accordance with the following terms and conditions:

A. Life Care Planning: PCM shall provide an organized framework of services, recommendations, and requirements for long-term disability case management that recognizes the rehabilitation needs of the injured worker and his/her disability with a concentration on quality of life, long-term comprehension rehabilitation, support, and familial considerations.

B. Reserved

C. Utilization Review: This shall include URAC approved utilization review services for determination of medical appropriateness of treatment, diagnostic tests and/or hospitalization.

D. Vocational Case Management Services: PCM shall provide a review and evaluation of the injured workers’ current medical status, work history, education and training, transferable skills analysis, interests and aspirations, motivation and self-esteem, and alternative jobs.

E. Medical Cost Projection (without Medicare Set Aside): PCM shall provide, upon request, a comprehensive projection of future injury-related medical costs to be calculated at workers’ compensation reimbursement rates or at usual-and-customary rates. Medical Cost Projection analysis is a cost-effective tool to aid in. setting reserves, examining claim settlement opportunities, and other claim resolution purposes.

F. Medicare Set-Aside Allocation (“MSA”): PCM shall provide a comprehensive MSA allocation cost projection of Medicare expenses related to the claim. PCM will provide this cost projection by reviewing the workers’ compensation fee schedule, both usual and customary rates for services rendered or expected to be rendered, the claim payout history and an intensive review of the medical records and other materials contained in the claim file. The review will also include PCM examining the injured employee’s social security and Medicare status and any determinations made thereto, conducting a Medicare lien search, and performing a determination of rated age and life expectancy analysis. PCM will also provide a detailed written report, in the CMS-approved format,’ that includes a medical summary containing initial injury information, current treatment, future treatment projections, pre-existing or co-morbid conditions, and the amount of any MSA allocation.

G. Functional Capacity Evaluation (“FCE”) and FCE Review with Clinical Evaluation: PCM shall provide a FCE that will include a peer file review to clarify or further examine the validity of the FCE as set against the injured employee’s medical records and medical history. This FCE with Clinical Validation will also provide additional insight into the claimant’s functional abilities.

2. FEES FOR NON-EXCLUSIVE SERVICES—GIC shall pay fees to PCM for Non-Exclusive Services provided by PCM to GIC and/or on behalf of GIC and/or Customers in accordance with the following terms and conditions:

A.	Life Care Planning: [*][4] per hour (subject to annual review and adjustment to the prevailing market rate.)

B.	Reserved.

C.	Utilization Review:

•	[*][4] per review

•	[*][4] per hour for Physician

D.	Vocational Case Management Services: [*][4] per hour

E.	Medical Cost Projections: [*][4]

F.	Medicare Set Aside Allocation: [*][4]

G.	Functional Capacity Evaluation (“FCE”):

•	FCE: [*][4]

•	FCE with Clinical Review: [*][4]

•	Fees will be adjusted depending upon geographic area, scope of review, medical specialty involved, and other such factor unique to the injured employee.

[4]	Material has been omitted from this Managed Care Services Agreement pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).